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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Shore Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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[SHORE FINANCIAL CORPORATION LETTERHEAD]

March 20, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Shore Financial Corporation. The meeting will be held on Tuesday, April 18, 2006 at 2:00 p.m. at the Shore Financial Corporation corporate headquarters building at 25020 Shore Parkway in Onley, Virginia.

The primary business of the meeting will be electing directors of Shore Financial Corporation to serve for a three-year term. We also will report to you on the condition and performance of Shore Financial and Shore Bank, and you will have ample opportunity to question management on matters that affect the interests of all shareholders.

We hope you will be with us on April 18th for the meeting. Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided.

We sincerely appreciate your support and look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ Scott C. Harvard
Scott C. Harvard President and Chief Executive Officer

SHORE FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on April 18, 2006

The Annual Meeting of Shareholders of Shore Financial Corporation will be held on Tuesday, April 18, 2006 at 2:00 p.m. at the Shore Financial Corporation corporate headquarters building at 25020 Shore Parkway, in Onley, Virginia, for the following purposes:

1.	To elect two (2) directors to serve for a three-year term; and

2.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 10, 2006, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors

/s/ Steven M. Belote
Steven M. Belote Corporate Secretary

Onley, Virginia

March 20, 2006

Please promptly complete, sign, date and return the enclosed proxy whether or not you plan to attend the Annual Meeting. If you attend the meeting in person, you may, if you desire, withdraw your proxy and vote your own shares.

SHORE FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 18, 2006

GENERAL

The enclosed proxy is solicited by the Board of Directors of Shore Financial Corporation (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Tuesday, April 18, 2006, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate mailing date of this Proxy Statement and accompanying proxy is March 20, 2006.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights of Shareholders

Only shareholders of record at the close of business on February 10, 2006, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the close of business on February 10, 2006, 2,074,807 shares of the Company’s common stock, par value $0.33 per share, were outstanding and entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person or by telephone, or special letter by officers and employees of the Company or its wholly owned subsidiary, Shore Bank (the “Bank”), acting without compensation other than regular compensation.

ELECTION OF DIRECTORS

(Proposal One)

Directors

The Articles of Incorporation of the Company provide that the Board of Directors shall be divided into three classes (I, II and III) which are as nearly equal in number as possible. The term of office for Class III directors will expire at the Annual Meeting. The two persons named immediately below, each of whom currently serves as a director of the Company, will be nominated to serve as Class III directors. If elected, the two nominees will serve until the Annual Meeting of Shareholders held in 2009. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason any of the persons named as nominees below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may designate.

The Board is comprised of seven directors, of which five qualify as “independent directors” under Nasdaq rules (“Independent Directors”) and are indicated as such in the table below. There are no family relationships among any of the directors or between any director and any executive officer of the Company or the Bank. No director of the Company serves as a director of any other publicly-held company. Mr. Harvard serves on the Board of the Federal Home Loan Bank of Atlanta.

The tables below present information concerning the nominees for director of the Company and each director whose term continues, including their tenure as a director of the Bank.

The Board of Directors recommends the nominees, as set forth below, for re-election to the Board. The Board of Directors recommends that shareholders vote FOR the nominees. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors of the Company.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years
Class III (Nominees):

Scott C. Harvard (51)	1985	President and Chief Executive Officer of the Company and the Bank.

Richard F. Hall, III (52) Independent Director	1997	Owner, Loblolly Farms, Accomac, Virginia; Owner, Seaside Produce, Accomac, Virginia.

Name (Age)	Served as Director Since (1)	Principal Occupation During Past Five Years
Class I (Directors serving until the 2007 Annual Meeting):

Terrell E. Boothe (62) Independent Director	1985	Retired Owner and President, Terrell E. Boothe, Inc., an insurance agency located in Chincoteague, Virginia.

The Honorable D. Page Elmore (66)	1995	Representative, Maryland House of Delegates; Retired President, James H. Hartman & Sons, Inc., a trucking company headquartered in Pocomoke, Maryland; retired President, Shore Disposal, Painter, Virginia.

Class II (Directors serving until the 2008 Annual Meeting):

Dr. Lloyd J. Kellam, III (51) Independent Director	1992	Physician, Eastern Shore Physicians and Surgeons, Nassawadox, Virginia.

Henry P. Custis, Jr. (60) Independent Director	1987	Chairman of the Board of the Company and the Bank; Partner, Custis, Lewis & Dix, a law firm located in Accomac, Virginia.

L. Dixon Leatherbury (56) Independent Director	1981	President and General Manager, Leatherbury Equipment Co., Cheriton, Virginia; President, Wakefield Equipment Co., Wakefield, Virginia.

(1)	Includes service as a director of the Bank.

Board of Directors and Committees

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the directors’ duties and to attend all regularly scheduled Board, committee and shareholders meetings. There were 13 meetings of the Board of Directors of the Company in 2005. Pursuant to Company policy, all incumbent directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and its committees on which he served in 2005.

The Boards of Directors of the Company and the Bank have established various committees, including Loan, Audit, and Compensation.

Loan Committee. The Loan Committee considers new loan applications that are in excess of individual officer limits and monitors (with management) the Bank’s loan portfolio. The Loan Committee consists of the President and one additional director, with the directors rotating their service on this committee on a monthly basis. The Loan Committee met 13 times in 2005.

Audit Committee. The Audit Committee is composed of Messrs. Leatherbury (Chairman), Kellam and Boothe. Mr. Leatherbury has been designated by the Board of Directors as the “audit committee financial expert” under Securities and Exchange Commission (“SEC”) rules. The committee has the sole authority and direct responsibility for the appointment, compensation, retention and oversight of the work of the public accounting firm engaged for the purpose of preparing or issuing an audit report or related services. The accounting firm engaged by the committee must report directly to the committee. The committee also reviews the reports of examination by the regulatory agencies, the independent accountants and the internal auditor, and issues its report to the full Board. A copy of the committee’s charter is located on the Company’s website (www.shorebank.com). The Audit Committee met five times during 2005.

Compensation Committee. The Compensation Committee is responsible for conducting annual reviews concerning the performance and compensation of the Company’s senior executive officers, including the President and Chief Executive Officer, and also reviews and sets general guidelines for compensation of all employees. The Compensation Committee, which is comprised of Messrs. Hall, Custis and Boothe, met once during 2005. The Compensation Committee’s recommendations are reviewed and approved by the Company’s Independent Directors.

Nomination Procedures

During 2005, the Company did not have a nominating committee. The Company’s Independent Directors serve in that capacity as provided for in the Company’s bylaws. The Board of Directors does not believe that it is necessary to have a nominating committee because it believes that the functions of a nominating committee can be adequately performed by its independent members. In their capacity as the nominating committee, the independent members of the Board of Directors will accept for consideration shareholders’ nominations for directors if made in writing in accordance with the Company’s bylaws. The Company does not have a charter with respect to its director nominations process.

The Company’s bylaws state that subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of directors shall be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise that may be desired in order to complement the qualifications that already exist among the Board. Among the factors that the directors consider when evaluating proposed nominees are their independence, financial literacy, business experience, character, judgment and strategic vision. Other considerations would be their knowledge of issues affecting the business, their leadership experience and their time available for meetings and consultation on Company matters. The Independent Directors seek a diverse group of candidates who possess the background skills and expertise to make a significant contribution to the Board, the Company and its shareholders.

The above procedures are in addition to the procedures regarding inclusion of shareholder proposals in proxy materials set forth in “Shareholder Proposals” in this Proxy Statement.

Shareholder Communications to the Board

Shareholders and other parties interested in communicating directly with a director of the Company or the entire Board may do so by writing to that director, c/o Steven M. Belote, Vice President and Corporate Secretary, Shore Financial Corporation, P.O. Box 920, Onley, Virginia 23418.

Corporate Governance

The Company has a Code of Professional Conduct for Finance Executives that is applicable to all senior executive officers, including the principal executive officer and principal financial officer (who is also the principal accounting officer). The Code of Professional Conduct for Finance Executives is available on the Company’s website under Shore Financial Corporation/Corporate Governance (www.shorebank.com). The Company intends to post amendments to or waivers, if any, from its Code of Professional Conduct for Finance Executives at this location on its website.

Other Corporate Governance documents located on the Company’s website include the following:

•	Audit Committee Charter

•	Code of Conduct for Employees and Directors

Compensation of Directors

Each member of the Board of Directors of the Company receives an annual retainer of $8,000 regardless of whether he attends meetings of the Board plus $250 for each meeting attended, except for Henry P. Custis, Jr., who received an annual retainer of $16,000 as Chairman of the Board of the Company plus the $250 attendance fee, and Mr. Harvard, who is not compensated for his service as director. In addition, each director, excluding Mr. Harvard, was paid $250 for each Company or Bank committee meeting attended. The chair of the Investment, Asset Liability Management (“ALCO”) and Compensation committees is paid $500 per meeting attended, and the chair of the Audit committee is compensated $700 per meeting, with other audit committee members receiving $350 per meeting attended.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Shore Financial Corporation provides assistance to senior management and the Board in fulfilling their responsibility to the Company and its shareholders relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports of the Company. The Audit Committee also ensures that management has established and is currently maintaining an adequate system of internal control and compliance with applicable laws, regulations, and policy. The committee is composed of three directors, all of which are independent directors pursuant to Nasdaq listing standards and are free of any relationship that, in the opinion of the Board of Directors of the Company, would interfere with their exercise of independent judgment as a committee member.

During 2005, the Audit Committee met five times with internal and independent auditors and the Committee Chair, as representative of the entire Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and the independent auditors prior to the public release of earnings information. In addition, the committee obtained from the independent auditors a formal written statement discussing any disclosed relationship or service which may impact the objectivity and independence of the independent auditors, as required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The committee also discussed with the independent auditors all communications required by generally accepted auditing standards, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”.

The Audit Committee is also responsible for pre-approving services provided by the Company’s independent auditors, Goodman & Company L.L.P (“Goodman”). During 2005, the committee reviewed and approved the engagement letter provided by Goodman that detailed the specific services they performed during the year.

The Audit Committee also monitored the internal audit functions of the Company including the independence and authority of its reporting obligation, the proposed audit plans for the coming year, and the adequacy of management response to internal audit findings and recommendations.

The Audit Committee reviewed the audited financial statements of the Company for the year ended December 31, 2005 with the independent auditors and management. Based upon the reviews and discussions referred to above, the committee recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission. The committee also recommended the reappointment of the independent auditors.

L. Dixon Leatherbury, Audit Committee Chairman

Lloyd J. Kellam, III, Audit Committee Member

Terrell E. Boothe, Audit Committee Member

INDEPENDENT AUDITOR FEES

The following table shows the fees billed for the audit and other services provided by Goodman for the fiscal years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees (1)	$34,000	$33,275
Audit-related Fees (2)	—	1,710
Tax Fees (3)	9,900	4,900
All Other Fees (4)	—	—

Total	$43,900	$39,885

(1)	Audit Fees: Audit fees represent professional services rendered in connection with the audit of the Company’s annual financial statements and reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal years.

(2)	Audit-related Fees: Audit-related fees consisted primarily of accounting consultations and other attestation services.

(3)	Tax Fees: Tax fees consisted of tax return preparation and other tax related services rendered.

(4)	All Other Fees: All other fees consist of all services rendered other than those set forth above.

The Audit Committee pre-approves all audit, audit related, and tax services on an annual basis, and in addition, authorizes individual engagements that exceed pre-established thresholds. Any additional engagement that falls below the pre-established thresholds must be reported by management at the Audit Committee meeting immediately following the initiation of such an engagement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 10, 2006, certain information as to the common stock beneficially owned by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of common stock, (ii) the directors of the Company, (iii) each executive officer named in the Summary Compensation Table below and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Richard F. Hall, Jr. P. O. Box 6 Accomac, Virginia 23301	198,000	(2)	9.5%
Directors and Named Executive Officers:
Terrell E. Boothe	20,520		*
Henry P. Custis, Jr	150,000	(3)	7.2%
D. Page Elmore	15,452		*
Richard F. Hall, III	48,869	(2)	2.4%
Scott C. Harvard	112,876	(2)(3)(4)	5.2%
Dr. Lloyd J. Kellam, III	7,249	(2)	*
L. Dixon Leatherbury	39,540		1.9%
J. Anderson Duer, Jr	18,182	(4)	*
Steven M. Belote	20,024	(4)	*
All directors and executive officers As a group (11 persons)	452,467	(2)(5)	20.9%

*	Represents less than 1% of Company common stock.

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.

(2)	Includes shares held by affiliated corporations, close relatives and minor children, and shares held jointly with spouses or as custodians or trustees, as follows: Mr. Hall Jr., 72,000 shares; Mr. Boothe, 203 shares; Mr. Hall III, 11,640 shares; Mr. Harvard, 10,104 shares; Dr. Kellam, 76 shares.

(3)	Mr. Custis’s address is c/o Custis, Lewis & Dix, P.O. Box 577, Accomac, Virginia 23301. Mr. Harvard’s address is c/o Shore Financial Corporation, P.O. Box 920, Onley, Virginia 23418.

(4)	Includes 51,201, 10,000 and 13,200 shares that may be acquired by Messrs. Harvard, Duer and Belote, respectively, pursuant to currently exercisable options granted under the Company’s 1992 Stock Option Plan and 2001 Stock Incentive Plan.

(5)	Includes 90,801 shares that may be acquired by executive officers pursuant to currently exercisable options granted under the Company’s 1992 Stock Option Plan and 2001 Stock Incentive Plan.

EXECUTIVE COMPENSATION

During 2005, the only executive officers of the Company who received annual compensation in excess of $100,000 were Scott C. Harvard, the President and Chief Executive Officer, J. Anderson Duer, Jr., Senior Vice President/Lending and Steven M. Belote, Senior Vice President and Chief Financial Officer (the “named executive officers”). The following table provides information on the total compensation paid or accrued during the years indicated below to the named executive officers.

Summary Compensation Table

		Annual Compensation (1)		Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options (2)	All Other Compensation (3)
Scott C. Harvard	2005	$160,000	$60,000	16,462	$32,400
President and Chief	2004	160,000	60,000	6,172	40,300
Executive Officer	2003	150,000	40,000	9,367	39,300
J. Anderson Duer, Jr. Senior Vice President/ Lending	2005 2004 2003	$94,500 90,000 84,500	$15,000 15,000 10,000	2,000 2,000 1,000	$9,800 9,400 7,900
Steven M. Belote Senior Vice President and Chief Financial Officer	2005 2004 2003	$100,800 96,000 86,000	$-0- -0- -0-	3,000 3,000 2,400	$9,100 7,800 7,000

(1)	Does not include certain perquisites and other personal benefits, the amounts of which are not shown because the aggregate amount of such compensation during the year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2)	Consists of awards granted pursuant to the Company’s 2001 Stock Incentive Plan during the years indicated, as adjusted for the 20% stock dividend on December 31, 2003.

(3)	Consists of for 2005: (i) $17,100 accrued on behalf of Mr. Harvard, $9,800 on behalf of Mr. Duer and $9,100 on behalf of Mr. Belote under the Company’s 401(k) Plan; and (ii) the taxable portion of an insurance policy paid by the Bank on behalf of Mr. Harvard of $15,300.

Stock Option Grants in 2005

The Company’s 2001 Stock Incentive Plan provides for the granting of both incentive and non-qualified stock options to executive officers and employees of the Company and the Bank. The following table provides information concerning stock options granted to the named executive officers during 2005. SEC rules require us to show hypothetical gains that the named executive officers would have for these options at the end of their ten-year terms. We calculated these gains assuming annual compound stock price appreciation of 5% and 10% from the date the option was originally granted to the end of the option term. The 5% and 10% assumed annual compound rates of stock price appreciation are required by SEC rules. These rates do not represent estimates or projections of future stock prices.

Name	Individual Grants
	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in 2005	Exercise Price per Share (1)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term

					5%	10%
Scott C. Harvard	5,081	14.8%	$19.68	3/01/2015	$62,903	$159,340
	11,381	33.2%	17.48	4/12/2015	125,077	317,075
J. Anderson Duer, Jr.	2,000	5.8%	19.68	3/01/2015	24,760	62,720
Steven M. Belote	3,000	8.8%	19.68	3/01/2015	37,140	94,080

(1)	The exercise price is based on the market value of a share of common stock at the time the option was granted.

Stock Option Exercises in 2005 and Year-End Option Values

The following table shows certain information with respect to options exercised during 2005 and the number and value of unexercised options at year-end. All options shown for Mr. Harvard, Mr. Duer and Mr. Belote are currently exercisable.

Name	Number of Shares Acquired on Exercise	Value Realized (1)	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Scott C. Harvard	-0-	$-0-	51,201	-0-	$249,500	-0-
J. Anderson Duer, Jr.	2,400	31,600	10,000	-0-	56,900	-0-
Steven M. Belote	3,600	48,400	13,200	-0-	63,900	-0-

(1)	Calculated by multiplying the number of options exercised by the market price on the date of exercise.

(2)	Calculated by subtracting the exercise price from the fair market value of the stock at the close of business (the closing price of the Company’s common stock as reported on Nasdaq) on December 31, 2005.

Benefits

401(k) Profit Sharing Plan. The Bank maintains a 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan is designed to promote the future economic welfare of the employees of the Bank and to encourage employee savings. Employee deferrals of salary and employer contributions made under the 401(k) Plan, together with the income thereon, are accumulated in individual accounts maintained in trust on behalf of the employee participants, and is made available to the employee participants upon retirement and under certain other circumstances as provided in the 401(k) Plan. Employee deferrals of salary and employer contributions made under the 401(k) Plan are made on a tax-deferred basis.

A full-time employee of the Bank becomes eligible to participate in the 401(k) Plan on the first day of the month following their 3-month anniversary of employment. Participants may elect to defer amounts between 2-15% of their annual compensation to the 401(k) Plan, subject to certain limits imposed by law. The Bank makes matching contributions equal to 100% of the first 3% of compensation deferred and 50% of the next 3%. The Bank may also make discretionary profit sharing contributions, allocated to eligible employees on the basis of relative compensation, or “qualified nonelective contributions” allocated on the basis of relative compensation but only to eligible non-highly compensated employees. During 2005, the Bank contributed $193,600 to the 401(k) Plan, $17,100, $9,800 and $9,100 of which was for the benefit of Messrs. Harvard, Duer and Belote, respectively.

Stock Incentive Plans. The Company currently has one stock option plan for employees in effect – the 2001 Stock Incentive Plan (the “2001 plan”). The 1992 Stock Option Plan has expired, but certain options deemed earned are still exercisable as outlined below. The 2001 plan is designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and the Bank, and reward employees for outstanding performance and the attainment of targeted goals. The 2001 plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986 (“incentive stock options”), as well as non-qualified stock options and restricted stock awards.

The 2001 plan is administered by a committee of the Board of Directors of the Company, each member of which is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. Unless sooner terminated, the 2001 plan is in effect for a period of ten years from the date of adoption by the Board of Directors.

Under the 2001 plan, the committee determines which employees will be granted options, whether such options will be incentive or non-qualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of common stock and when such options become exercisable. In general, the per share exercise price of an incentive stock option shall be at least equal to the fair market value of a share of common stock on the date the option is granted. The per share exercise price of a non-qualified stock option shall be not less than 50% of the fair market value of a share of common stock on the date the option is granted. As the 1992 Stock Option Plan has expired, no additional grants are being made under this plan.

Stock options shall become vested and exercisable in the manner specified by the committee. In general, each stock option or portion thereof shall be exercisable at any time on or after it vests. Stock options are nontransferable except by will or the laws of descent and distribution.

The committee also determines which employees will be awarded restricted stock and the number of shares to be awarded. The value of the restricted stock is to be at least equal to the fair market value of the common stock on the date the stock is granted. No shares of restricted stock have been awarded under the 2001 plan.

Employment Contracts and Termination and Change in Control Arrangements

On December 14, 1999, the Company and Mr. Harvard entered into an employment agreement regarding his services to the Company. The agreement had a three year initial term, and on December 31 of each year automatically renews for successive two-year terms, unless the Company elects not to extend the term of the agreement. The employment agreement provides for an annual base salary of $120,000, which is adjustable annually at the discretion of the Board, and annual cash bonuses in such amounts as determined by the Board. The Company may terminate Mr. Harvard’s employment at any time, but any termination by the Company other than “termination for cause” (as defined in the agreement) will not effect Mr. Harvard’s right to receive compensation or other benefits pursuant to the terms of the agreement. If Mr. Harvard is terminated for cause during the term of agreement, he will have no right to receive compensation or other benefits for any period after such termination. In the event that Mr. Harvard is terminated without cause, he shall receive his salary and certain benefits for a period of twelve months from the date of such termination. The employment agreement will terminate in the event that there is a change in control of the Company, at which time the change in control agreement described below between the Company and Mr. Harvard will become effective and any termination benefits will be determined and paid solely pursuant to the change in control agreement.

The Company also has an agreement with Mr. Harvard that becomes effective upon a change in control of the Company. Under the terms of this agreement, the Company or its successor agrees to continue Mr. Harvard in its employ for a term of three years after the date of a change in control. During the contract term, Mr. Harvard will retain commensurate authority and responsibilities and compensation benefits. He will receive a base salary at least equal to the immediate prior year and a bonus at least equal to the highest annual bonus paid for the two years before the change in control. If Mr. Harvard’s employment is terminated during the three years other than for cause or disability as defined in the agreement, or if he should terminate employment because a material term of the contract is breached by the Company, he will be entitled to a lump sum payment, in cash, within thirty days after the date of termination. This lump sum will be equal to 2.9 times the sum of Mr. Harvard’s base salary, annual bonus, and equivalent benefits.

On March 1, 2000, the Company and Mr. Duer entered into an employment agreement regarding his services to the Company. The agreement had a one year initial term, and on March 1 of each year automatically renews for a one year term, unless the Company elects not to extend the term of the agreement. The employment agreement provides for an annual base salary of $68,500, which is adjustable annually at the discretion of the Board, and other benefits as defined by the agreement. The Company may terminate Mr. Duer’s employment at any time, but any termination by the Company other than “termination for cause” (as defined in the agreement) will not effect Mr. Duer’s right to receive compensation or other benefits pursuant to the terms of the agreement. If Mr. Duer is terminated for cause during the term of agreement, he will have no right to receive compensation or other benefits for any period after such termination. In the event that Mr. Duer is terminated without cause, he shall receive his salary and certain benefits for a period of six months from the date of such termination.

On March 1, 2000, the Company and Mr. Belote entered into an employment agreement regarding his services to the Company. The agreement had a one year initial term, and on March 1 of each year automatically renews for a one year term, unless the Company elects not to extend the term of the agreement. The employment agreement provides for an annual base salary of $65,000, which is adjustable annually at the discretion of the Board, and other benefits as defined by the agreement. The Company may terminate Mr. Belote’s employment at any time, but any termination by the Company other than “termination for cause” (as defined in the agreement) will not effect Mr. Belote’s right to receive compensation or other benefits pursuant to the terms of the agreement. If Mr. Belote is terminated for cause during the term of agreement, he will have no right to receive compensation or other benefits for any period after such termination. In the event that Mr. Belote is terminated without cause, he shall receive his salary and certain benefits for a period of six months from the date of such termination.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for reviewing the performance of the President and Chief Executive Officer of the Company and for making recommendations to the full Board of Directors for his compensation. The Compensation Committee determines their recommendations based on review of achievement of corporate goals, including net income, return on equity, noninterest income, net interest margin and efficiency ratio. In determining an annual increase for Mr. Harvard, the Compensation Committee reviews salaries paid to other executives in similar positions. The Compensation Committee reviewed a compensation survey conducted by the Virginia Bankers Association of like sized banking companies and reviewed the compensation of other executives from comparable public banking companies available through public filings. In determining long-term incentive compensation, the Compensation Committee considered the performance of the Company’s stock and the shareholders’ return over a long-term horizon. In addition, the Compensation Committee considers their subjective assessment of Mr. Harvard’s contributions to the overall success of the Company.

The Company’s Compensation Committee, with input from the President and Chief Executive Officer, annually reviews the compensation of executive officers other than the President and Chief Executive Officer, and makes its recommendations to the Board of Directors. The Company’s primary executive compensation components consist of salary, a short-term incentive compensation plan and long-term incentive stock options. When evaluating individual executives, the Compensation Committee considers both objective and subjective criteria. With respect to the objective portion of the performance evaluation, the Compensation Committee specifically considers the Company’s net income, return on equity, noninterest income, net interest margin and efficiency ratio. Additionally, the Compensation Committee reviews results of the Virginia Bankers Association compensation survey, comparing executive compensation with other similar sized banking companies across the Commonwealth of Virginia. As to the subjective component, the Compensation Committee considers the compensation levels of individuals in comparable positions at similarly-sized public financial institutions, the executive’s level of responsibility and performance and the individual’s contribution in achieving the Company’s long-term mission.

Members of the Compensation Committee

Terrell E. Boothe, Chairman

Henry P. Custis, Jr.

Richard F. Hall, III

Compensation Committee Interlocks and Insider Participation

During 2005 and up to the present time, there were transactions between the Company’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management and the Company’s Board, none of the transactions involved more than the normal risk of collectibility or present other unfavorable features.

Performance Graph

The following graph compares the yearly cumulative total shareholder return on the Company’s common stock with (1) the yearly cumulative total shareholder return on stocks included in the Nasdaq composite stock index and (2) the yearly cumulative total shareholder return on stocks included in the SNL stock index for banks of with less than $500 million in total assets.

There can be no assurance that the Company’s stock performance in the future will continue with the same or similar trends depicted in the graph below.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Shore Financial Corporation	$100.00	$131.13	$170.23	$290.90	$352.79	$307.27
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL <$500M Bank Index	100.00	138.33	177.16	258.59	298.49	316.04

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, directors and executive officers of the Company are required to file reports with the Securities Exchange Commission indicating their holdings of and transactions in the Company’s equity securities. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, insiders of the Company complied with all filing requirements during the fiscal year ended December 31, 2005.

CERTAIN TRANSACTIONS

Certain directors and executive officers of the Company and the Bank, members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. In the ordinary course of business, the Bank makes loans available to such parties which are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers, except that the Bank reduces the interest rate by one percentage point on primary residential mortgage loans made to full-time employees. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

The Bank has a lease agreement with Richard F. Hall, Jr., the former Chairman of the Bank and the father of Richard F. Hall, III, a director, with respect to the real property on which a branch office is located. The initial term of the lease began in 1987 for a 12 year period with four five-year renewals. Each renewal will be at the option of the Bank and the renewal leases will be based on the previous lease rate after being adjusted for changes in the consumer price index. The current lease payment is $2,000 per month.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of shareholders of the Company, which is scheduled to be held in April 2007, must be received by the Company’s Corporate Secretary, Steven M. Belote, Shore Financial Corporation, P. O. Box 920, 25020 Shore Parkway, Onley, Virginia 23418, on or before November 20, 2006. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article I, Section 8 of the Company’s Bylaws, which provides that business at an annual meeting of shareholders must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company not later than 90 days in advance of the annual meeting. A shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting, (b) the name and record address of the shareholder proposing such business, (c) the class and number of shares of the Company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for 2005, excluding exhibits, filed with the SEC on or before March 31, 2006, can be obtained without charge by writing to Steven M. Belote, Vice President, Corporate Secretary and Chief Financial Officer, Shore Financial Corporation, P.O. Box 920, 25020 Shore Parkway, Onley, Virginia 23418.

PROXY

SHORE FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Henry P. Custis, Jr. and L. Dixon Leatherbury jointly and severally, proxies, with full power to act alone and with full power of substitution, to represent the undersigned and vote all shares of the Company standing in the name of the undersigned at the Annual Meeting of Shareholders of Shore Financial Corporation to be held on Tuesday, April 18, 2006 at 2:00 p.m. at Shore Financial Corporation headquarters at 25020 Shore Parkway in Onley, Virginia, or any adjournment thereof, on each of the following matters:

1.	To elect two Class III directors to serve until the Annual Meeting of Shareholders in 2009.

☐ FOR all Nominees listed below	☐ WITHHOLD AUTHORITY TO VOTE FOR THOSE INDICATED BELOW

Scott C. Harvard	Richard F. Hall, III

NOTE:	You may line through the name of any individual nominee for whom you wish to withhold your vote.

2.	The transaction of any other business which may properly come before the meeting. Management at present knows of no other business to be presented at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR each proposal.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one fiduciary, all should sign. All joint owners MUST sign.

Date:	, 2006
Signature

Signature if held jointly